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EXHIBIT 10

                               SEVERANCE AGREEMENT


           This Severance Agreement (the "Agreement") is entered into effective as of the 12th day of December, 1997, by and between Gentner Communications Corporation, a Utah corporation (the "Company"), and Russell D. Gentner, a resident of the State of Utah ("Mr. Gentner").

           WHEREAS, Mr. Gentner has been the Chairman of the Board of Directors ("Chairman"), President, Chief Executive Officer of the Company, and a Director of the Company; and

           WHEREAS, the Board of Directors of the Company and Mr. Gentner have negotiated the terms and conditions of Mr. Gentner's departure from all Company offices and the Board of Directors, on the terms set forth in this Agreement;

           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Resignation from All Offices. Mr. Gentner hereby resigns as President and Chief Executive Officer of the Company, as of the date hereof. Mr. Gentner will resign as a Director and as Chairman effective the date of the Closing (as defined below).

2.         Severance Package. In connection with the termination of Mr.
Gentner's relationship with the Company, the Company has delivered or will deliver at or prior to the Closing, the following items described in this
Section 2:

           2.1 Mr. Gentner has received $38,261.30 in salary between the date of this Agreement and the Closing. At the Closing, he will receive an additional $15,692.64 in salary ("Additional Salary"); thereafter, he will receive no further salary or bonus from the Company;

           2.2 Mr. Gentner will retain his split dollar life insurance policy and the Company will release its lien thereon as of the Closing;

           2.3 The Company will transfer to Mr. Gentner the title to the 1993 Nissan Pathfinder that the Company currently provides to Mr. Gentner;

           2.4 The Micron lap top computer issued and the cellular phone and electronic organizer previously issued to Mr. Gentner as an employee, all right, title and interest thereto to pass automatically to Mr. Gentner at the Closing without further action of the parties; and

           2.5 The parties agree that the value of the items set forth in Sections 2.3 and 2.4 is $13,000.00.

3. Acknowledgment of Payments. Mr. Gentner acknowledges that, as of the date hereof, he has received full and complete payment to him of all salary, benefits, accrued vacation days, insurance payments, and other entitlements earned by Mr. Gentner in connection with his employment through December 12, 1997 except for normal employee withholdings. Mr. Gentner further acknowledges that he is not entitled to any other payments from the Company, except as set forth herein. The Company acknowledges that Mr. Gentner is not obligated to the Company for further payments or the return of Company property to which he is not entitled.

4. Confidential Information. Mr. Gentner acknowledges that he is bound by an obligation of confidentiality to the Company. To the extent that Mr. Gentner possesses materials containing confidential information of the Company he has, or as of the Closing will, return such materials to the Company.

5. Inventions. Mr. Gentner hereby assigns all "employment inventions", if any, to the Company that he has developed in the course of this employment by the Company. Mr. Gentner will execute all instruments as may be reasonably requested by the Company to give full effect to the assignment set forth in this section. For purposes hereof, "employment inventions" shall have the meaning set forth in Section 34-39-2 of the Utah Employment Inventions Act.
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6.         Covenant Not to Compete.

           6.1 Mr. Gentner agrees that from the date hereof through June 30, 1998 (the "Non-Compete Period"), he will not compete with the Company. For purposes hereof, "compete" means owning, managing, operating or controlling, or participating in the ownership, management, operation or control, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, sole proprietor, partner or otherwise, of any business (other than the Company) which markets and sells the following products or services: teleconferencing echo cancellation products including products directly competing with the AP-800, broadcast telephone products, remote site control products, assistive listening products, and conference calling services (each, a "Competing Business"). Provided, however, that this prohibition shall not apply to ownership of less than one percent (1%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over the counter market. Additionally, during the Non-Compete Period, Mr. Gentner agrees that he will not solicit employees of the Company for the purpose of inducing them to leave the Company's employ. During the Non-Compete Period, Mr. Gentner agrees that he will not solicit the Company's customers, sales representatives, and dealers for the purpose of providing them with products or services competing with those of the Company described above.

           6.2 Mr. Gentner may not use the name "Gentner" as a part of the name, "dba", "aka", or otherwise, in any Competing Business. However, in the event the Company ceases to use the name "Gentner" in the name of the Company and as a brand name, Mr. Gentner may freely use the name "Gentner" at any time subsequent to 24 months after the Company ceases final use of the name. In the event that Mr. Gentner thereafter uses the name the Company may not revert to the use of the name "Gentner". In addition, Mr. Gentner hereby grants to the Company an irrevocable license to the use of the name "Gentner". Such license shall cover any and all intellectual property rights that Mr. Gentner may have in the name "Gentner", including common law or registered trademarks, whether now existing or hereafter obtained. The Company agrees that it will only use the "Gentner" name in association with products and services of a high quality.

7.         Release of Claims.

           7.1 Mr. Gentner, on behalf of himself and each of his partners, affiliates, associates, agents, representatives, predecessors, successors, and assigns, past, present, and future, hereby releases and forever discharges the Company and each of its respective affiliates, associates, officers, directors, shareholders, employees, attorneys, accountants, insurers, agents, representatives, predecessors, successors, and assigns, past, present, and future, from any and all legal claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, concealed or hidden, of any kind or nature whatsoever arising from his separation from the Company, employment by the Company, service as a director and officer of the Company, and for which Mr. Gentner had actual knowledge.

           7.2 The Company on behalf of itself, board of directors, officers, its employees, attorneys, accountants, insurers, associates, agents, representatives, predecessors, successors, and assigns, past present, and future, hereby releases and forever discharges Mr. Gentner from any and all legal claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, arising from Mr. Gentner's service to the Company as an employee, officer, director or shareholder, and of which the Board of Directors had actual knowledge.

8.         Closing and Conditions to Closing.

             8.1 The "Closing" of the matters described herein shall occur at the offices of Jones, Waldo, Holbrook & McDonough, P.C. on April 15, 1998 at 5:00 P.M., or such other date and time mutually agreeable to the parties.

           8.2 The Company's conditions to Closing are as follows:

                     8.2.1 execution and delivery of this Agreement;

                     8.2.2 the simultaneous closing of the transactions
             described in and contemplated by that certain Stock and Options Purchase Agreement between Mr. Gentner and E. Christine Gentner, as the "Seller" thereunder, and Edward Dallin Bagley as the "Purchaser" thereunder (the "Purchase

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             Agreement"), pursuant to which Mr. Gentner (and E. Christine
             Gentner, as applicable) will sell all Shares and Options (as defined therein) held by them in the Company to Purchaser;

                     8.2.3 receipt of Mr. Gentner's resignation from the Board
             of Directors dated as of the date hereof; and

                     8.2.4 approval of this Agreement by the Board of Directors of the Company.

                     8.3 Mr. Gentner's conditions to Closing are as follows:

                     8.3.1 execution and delivery of this Agreement;

                     8.3.2 the simultaneous closing of the transactions set
             forth in the Purchase Agreement;

                     8.3.3 delivery of a payroll check for the Additional
             Salary;

                     8.3.4 delivery of the title or other mutually acceptable
             instruments for the Nissan Pathfinder described in Section 2.3, above;

                     8.3.5 execution and delivery of the Written Consent of the
             Compensation Committee of the Board of Directors; and

                     8.3.6 a letter from the Company Vice President for Finance stating that the Company's lien described in Section 2.2, above, is released.

9. Post-Separation Actions. The parties desire to provide for an amicable separation and, accordingly, covenant and agree that after the date hereof they shall not do anything to disparage or impair the business or business reputation of the other party. In this regard, the parties have agreed to the statement attached hereto as Exhibit A. The preceding sentences shall not preclude either party from making legally required disclosures. The parties agree that liquidated damages of $5,000 per incident shall apply to a breach of this Section.

10.          Miscellaneous.

             10.1 Non-Assignment of Claims. Mr. Gentner and the Company represent and warrant that they have not assigned or transferred or attempted to assign or transfer to anyone any right, suit, demand, action, or cause of action based upon or arising out of or pertaining to or concerning or connected with any of the matters or things released herein. Each party shall indemnify and hold harmless the other from and against any and all actions or causes of action based upon or arising in connection with any such assignment or transfer or any attempted assignment or transfer or any such action or other matter.

             10.2 Notices. All notices and other communications given hereunder shall be deemed to have been duly given when delivered in person, by mail (registered or certified postage prepaid, return receipt requested) by telefax, or by overnight courier, to the respective parties, as follows

             To the Company:   Gentner Communications Corporation
                                    1825 Research Way
                                    Salt Lake City, UT 84119
                                    Fax: 801-977-0087
                                    Attention: Frances Flood, President

             With a copy to:   Jones, Waldo, Holbrook & McDonough, P.C.
                                    170 South Main St., Suite 1500
                                    Salt Lake City, UT 84101-1644
                                    Fax: 801-328-0537
                                    Attention: Ronald S. Poelman, Esq.
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             To Mr. Gentner:   Russell D. Gentner
                                    2534 Lark Spur Drive
                                    Park City, UT  84068
                                    Fax: 435-649-2610


             With a copy to:   Tesch, Thompson & Vance, L.C.
                                    314 Main St., Suite 201
                                    Park City, UT 84060-3390
                                    Fax: 435-649-2561
                                    Attention: Joseph Tesch, Esq.

Notice shall be deemed given on the date of delivery in person, on the date indicated on the return receipt in the case of notice by mail, and on the date of receipt of a correct electronic acknowledgment in the case of notice by telefax. Any party may change its address for notice by a notice duly given as aforesaid.

             10.3 Entire Agreement. This Agreement constitutes the final agreement of the parties hereto in relation to the matters set forth herein and supersedes any prior written or oral negotiation, correspondence, or understandings relating to the matters contemplated herein.

             10.4 Successors and Assigns. This Agreement shall be the obligation of Pledgor and shall be binding upon its respective heirs, personal representatives, successors, and permitted assigns. This Agreement may only be assigned with the consent of all of the parties hereto.

             10.5 Attorneys' Fees. If any action is brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to reimbursement from the non-prevailing party for all expenses incurred in connection with such action, including reasonable attorneys' fees.

             10.6 Further Assurances. The parties intend this Agreement to be a complete and final settlement of all matters between them. Accordingly, each party agrees to execute such further documents and to take such further actions as may be necessary or desirable to finally and fully settle all matters which have arisen or which may subsequently arise between them.

             10.7 Equitable Remedies. Each party acknowledges and agrees that the breach or threatened breach of certain provisions of this Agreement would cause irreparable harm for which damages at law would be an inadequate remedy. Accordingly, each party hereby agrees that, in any such instance, the threatened or injured party shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which he (or it) may be entitled, including money damages. Moreover, other than the right to seek immediate injunctive relief, the parties agree that all disputes and alleged breaches of this agreement shall first be submitted to binding arbitration Salt Lake City, Utah, in accordance with the applicable rules and regulations of the American Arbitration Association.

             10.8 Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

             10.9 Entire Agreement. This Agreement constitutes the full and complete understanding of the parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto. No modification or amendment to this Agreement shall be effective unless it is contained in a written document that is signed by both parties.

             10.10 Governing Law., This Agreement shall be governed and construed in accordance with the laws of the State of Utah.

             IN WITNESS WHEREOF, the parties have each signed this Agreement either personally or by his (or its) duly authorized representative.


                                            GENTNER COMMUNICATIONS CORPORATION


 /s/ Russell D. Gentner                     By:   /s/ Frances M. Flood
---------------------------------               --------------------------------
Russell D. Gentner                            Frances M. Flood, President


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EXHIBIT A


          Gentner Communications Announces Change in Board of Directors

Salt Lake City, Utah -- Gentner Communications announced today that former Chief Executive Officer and President, Russell D. Gentner has resigned his position as Chairman and member of the Board of Directors, and is no longer associated with the Company in any way.

Mr. Gentner's resignation is effective immediately. A board meeting is scheduled in the near future.

Gentner Communications Corporation develops and manufactures audio solutions for the broadcast, teleconferencing, and assistive listening markets. Gentner's mission is to help build synergistic relationships between people who are geographically separated by providing customers with total audio solutions. The Company has a wide product and service mix featuring telephone interface products, audio conferencing products, assistive listening systems, and a nationwide conference calling service, 1-800-LETS-MEET(TM).

CONTACT:

Frances M. Flood, President
801-974-3651
fflood@gentner.com